Exhibit (a)(5)(J)

NEWS RELEASE

For more information contact:

Joe Bedewi

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR CLOSES ACQUISITION OF SILICON IMAGE

– Forms Global Leader in Smart Connectivity Solutions

– Company Provides Results of Tender Offer

HILLSBORO, OR - MARCH 10, 2015 - Lattice Semiconductor Corporation (NASDAQ: LSCC), a leading provider of programmable connectivity solutions, today announced the close of its acquisition of Silicon Image, Inc., a leading provider of wired and wireless connectivity solutions, and the results of the related tender offer. For the first time in the semiconductor industry, a single company now combines the design flexibility and time to market benefits of FPGAs, with the highly integrated, function and cost optimization benefits of ASSPs. The all-cash acquisition, valued at approximately $606.6 million (or approximately $466.6 million on an enterprise value basis), is expected to be immediately accretive to EPS on a non-GAAP basis.

Darin G. Billerbeck, Lattice Semiconductor’s President and Chief Executive Officer, said, “Today marks an exciting day for Lattice, as we close our transformative acquisition of Silicon Image. We have significantly expanded our Company’s capabilities, with the addition of MHL, HDMI and 60 GHz Intellectual Property, enhanced our business prospects and financial profile, and further diversified our global customer base. We will move forward quickly in order to realize the compelling revenue and operating synergies created by our increased economies of scale. Our team has put in place a well thought through, comprehensive consolidation plan for an efficient integration and the achievement of our targeted cost synergies. We plan to work relentlessly over the coming years to rapidly deleverage through our increased free cash flow, and to achieve the full benefits of this major acquisition for our customers, shareholders and employees.”

The transaction, which was announced on January 27, 2015, was funded through a combination of cash on hand and $350 million in debt financing led by Jefferies Finance LLC. Jefferies LLC served as the financial adviser to Lattice Semiconductor, and Skadden, Arps, Slate, Meagher & Flom LLP served as legal adviser to Lattice Semiconductor. Barclays PLC served as the financial adviser to Silicon Image, and Fenwick & West LLP served as legal adviser to Silicon Image.

Results of the Tender Offer:

The tender offer for shares of Silicon Image, Inc. common stock expired at 12:00 midnight, New York City time, at the end of the day on March 9, 2015. According to the depository for the tender offer, a total of 64,379,310 shares, or approximately 81.6% of the outstanding shares of Silicon Image common stock, were validly tendered and not withdrawn, or 66,311,175 shares, or approximately 84.0% of the outstanding shares of Silicon Image common stock if you include shares that were validly tendered and not withdrawn by means of notices of guaranteed delivery. The minimum condition for the tender offer was satisfied, and all validly tendered shares have been accepted for payment by Lattice Semiconductor in accordance with the terms of the tender offer. Lattice Semiconductor and Silicon Image subsequently completed the merger, in which Silicon Image became a wholly owned subsidiary, and each outstanding share of Silicon Image common stock (other than shares held by any holders who properly demanded and perfected appraisal rights under Delaware law) was converted into the right to receive $7.30 per share in cash, without interest, and less applicable tax withholding. This was same price paid in the tender offer. Silicon Image’s common stock ceased trading on the NASDAQ on March 9, 2015, and will no longer be listed.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. The Company acquired Silicon Image in March 2015, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards. For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook or RSS.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include the statements relating to: our integration and consolidation plans; our efforts to realize the benefits of increased economies of scale, achieve our targeted cost synergies and increase sales and earnings growth; the impact of the acquisition on our capabilities, business prospects, financial profile, and customer base; and our plans to use anticipated increases in our free cash flow to deleverage, and achieve the benefits of the acquisition. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, in particular our iCE40™ and MachXO3L™ devices, the demand for the products and functionality acquired in the acquisition, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new and existing products, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the risk that the operations of the two companies will not be integrated successfully after the Silicon Image transaction or that we will fail to achieve the anticipated benefits and synergies of the transaction, and the risk of disruptions to our business, operations or relationships with customers, employees, and other third parties in connection with the transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended January 3, 2015, and those more fully described in Silicon Image’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2014.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40, MachXO3L, HDMI®, DVI™, MHL® and WirelessHD® and other specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

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